                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934



              Date of Report (Date of earliest event reported):
                                April 12, 1995




                                Stepan Company
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



            Delaware                1-4462             36-1823834
    ------------------------      -----------      ------------------
    State or other juris-         (Commission        (IRS Employer
    diction of incorporation       File No.)       Identification No.)


         22 West Frontage Road, Northfield, Illinois          60093
         -------------------------------------------------------------
           (Address of principal executive offices)         (Zip Code)



    Registrant's telephone number, including area code:  (708) 446-7500



                                Not Applicable
        -------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.  STEPAN REPORTS RECORD QUARTERLY EARNINGS


         NORTHFIELD, Illinois, April 12, 1995 -- Stepan Company today reported record quarterly sales and earnings.

         Net income for the first quarter increased to $6,109,000 or 59c. per share, compared to a depressed $2,022,000, or 18c. per share reported for the same quarter of 1994. Net sales increased 26 percent to $134,786,000, up from the $107,279,000 reported a year ago. A portion of the sales increase is the result of higher raw material costs that were passed on to our customers. The previous quarterly earnings record was $4,687,000, recorded in the first quarter of 1993.

         "We have stated that we expect 1995 to be a record year and the first quarter performance reinforces those expectations," said F. Quinn Stepan, Chairman and President. Polymer earnings surged on significantly higher sales volumes and margins of phthalic anhydride (PA). Surfactants earnings also showed solid improvement on higher domestic sales volume to both large national customers as well as our broader commercial customer base. Europe, Canada and Mexico all contributed higher surfactant sales volume and earnings.
Surfactants represents 73 percent of company revenues.

         Operating expenses increased eight percent primarily due to higher legal and environmental expenses. Interest expense declined a modest three percent from the year ago quarter.

"PA earnings are anticipated to remain strong for the balance of the year as a result of high margins and a high plant operating rate, assuming continued strength in the economy. Already strong surfactant earnings will benefit further from the 200 million pound neutralization capacity expansion completed during the first quarter for the production of high active neutralized products. Significant volumes of high active products are expected to be shipped pursuant to a commitment during 1995 and thereafter. We continue to remain optimistic about our core businesses and the company's future," said Mr. Stepan.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of basic and intermediate chemicals used in household, industrial, personal care, agricultural and energy-related products. The common stock is traded on the American and Chicago Stock Exchanges under the symbol SCL, and the convertible preferred stock is traded on the Chicago Stock Exchange under the symbol SCLPR.

                                  # # # # #

                                Table follows

                                STEPAN COMPANY
                             Statements of Income
              For the Three Months Ended March 31, 1995 and 1994
                         (Unaudited - 000's Omitted)



                                                                             Three Months Ended
                                                                                  March 31
                                                            ----------------------------------------------------
                                                                                                            %
                                                               1995                  1994                 Change
                                                              ------                ------                ------
NET SALES                                                   $ 134,786             $ 107,279                +  26


OPERATING COSTS AND EXPENSES:

     COST OF SALES                                            108,131                88,136                +  23

     OPERATING EXPENSES                                        14,855                13,798                +   8

     INTEREST, NET                                              1,864                 1,918                -   3
                                                             --------              --------
                                                              124,850               103,852                +  20
                                                             --------              --------


PRE-TAX INCOME                                                  9,936                 3,427                + 190


PROVISION FOR INCOME TAXES                                      3,827                 1,405                + 172
                                                             --------              --------

NET INCOME                                                   $  6,109              $  2,022                + 202
                                                             ========              ========

NET INCOME PER COMMON SHARE

     PRIMARY                                                 $    .59              $    .18                + 228
                                                             ========              ========
     FULLY DILUTED                                           $    .55              $    .17                + 224
                                                             ========              ========


AVERAGE COMMON SHARES OUTSTANDING                               9,953                 9,898                +   1
                                                             ========              ========



All 1994 share and per share data have been restated for the two-for-one common stock split effective December 15, 1994.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  April 12, 1995                      STEPAN COMPANY



                                     By: /s/  Walter J. Klein
                                         --------------------
                                     Name:    Walter J. Klein
                                          -------------------
                                     Title: Vice-President - Finance
                                           -------------------------